EXHIBIT 99.1

NEWS RELEASE
July 23, 2004

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue
P.O. Box 3		(815) 937-4440
Kankakee, IL 60901-0003	Fax:	(815) 937-3674

For more information contact:
James M. Lindstrom
Chief Financial Officer

CENTRUE FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER RESULTS

     Kankakee, Illinois.....(July 23, 2004) Centrue Financial Corporation (AMEX:CFF), today announced net income of $1.2 million ($0.46 per diluted share) for the second quarter of 2004 compared to a net loss of $1.5 million ($0.80 per diluted share) for the comparable 2003 period. Net income for the second quarter of 2004 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 0.77% and 10.55%.

     The Company’s results for the recently completed quarter reflect the impact of a partial reversal of a valuation allowance for mortgage servicing rights of $50,000 or ($0.01 per share, after-tax). The reversal is consistent with internal policies and past practice. The Company also recognized a gain of $127,000 ($0.03 per share, after-tax) from the sale of its credit card portfolio during the second quarter of 2004.

     The Company’s results for the second quarter of 2003 included a $3.7 million expense for loan loss provision. The second quarter of 2003 also included a charge of $281,000 ($0.09 per share, after tax), which reflected a decrease in the value of mortgage servicing rights and $225,000 ($0.07 per share, after tax) for severance and expenses associated with the termination of employment of three senior executives.

     For the six months ended June 30, 2004, the Company reported net income of $2.0 million ($0.79 per diluted share) compared to a net loss of $132,000 ($0.06 per diluted share) in 2003. Net income for the first six months of 2004 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 0.67% and 8.96%.

     Commenting on the Company’s performance during the second quarter, Thomas A. Daiber, Chief Executive Officer, said, “Centrue’s second quarter results reflect improved performance from the comparable period last year and from the first quarter of 2004. During the period, we continued to grow the commercial loan portfolio and were disciplined in repricing our deposits which allowed us to improve our net interest margin. We also increased our non-interest income which included the implementation of an overdraft privilege program and the continuation of our focus on our mortgage efforts. We are pleased to report these improved operating results while opening three new branches within the last three quarters in addition to completing two acquisitions. We are also excited about the growth opportunities in St. Clair County near St. Louis, as we recently broke ground on a new branch in Fairview Heights, Illinois.”

     During the second quarter of 2004, the Company completed a $10.0 million issuance of trust preferred securities and discontinued cash dividends to shareholders in an effort to focus on the repurchase of shares, as well as to strengthen the capital of the Company for possible future acquisitions. During the second quarter of 2004, the Company repurchased 80,000 (3.1%) shares of outstanding common stock. “Share repurchases allow us to reduce excess capital and reward our long term shareholders. The discontinuation of the dividend and issuance of trust preferred securities provides the resources for repurchases and also preserves capital for our strategic plan to acquire financial institutions in Illinois, Missouri and Indiana,” said James M. Lindstrom, Chief Financial Officer of the Company.

Second Quarter Results

     For the second quarter of 2004, the Company reported net income of $1.2 million ($0.46 per diluted share) compared to a net loss of $1.5 million ($0.80 per diluted share) in 2003, an increase of $2.7 million. The increase was primarily due to a $1.0 million (27.5%) increase in net interest income, a $387,000 (34.7%) increase in noninterest income, and a decrease in the provision for loan losses of $3.4 million (91.9%). These items which increased income were partially offset by an increase in noninterest expense of $546,000 (15.2%) and an increase of $1.5 million in income tax expense.

     As a result of an increase in average interest earning assets, net interest income increased to $4.7 million or $1.0 million (27.5%) more than in 2003. The increase was also due to an increase in net interest margin to 3.40% in 2004’s second quarter from 3.09% in the second quarter of 2003. The increase in the net interest margin was primarily a result of initiatives that were implemented throughout the first quarter of 2004 and have continued through the second quarter of 2004. Lower earning assets, such as federal funds sold, were replaced with higher yielding tax-advantaged investments. In addition, the Company decreased rates on deposit accounts to be more in line with local competition and repaid some higher rate borrowings. In line with these initiatives, the Company lowered its cost of funds for deposits and borrowings for the second consecutive quarter.

     The provision for loan losses declined to $300,000 compared to $3.7 million for 2003. The return to a more normal provision for loan losses during the quarter was made possible because of the significant commercial loan charge offs that occurred during 2003 and as a result of loan administration improvements realized from the strengthening of our loan policies and practices.

     Noninterest income of $1.5 million increased by $387,000 (34.7%) from the comparable 2003 period. The increase in noninterest income was partially due to the Company’s evaluation during the fourth quarter of 2003 of the products and services offered by the Bank and the related fees. It was determined that the fees associated with some of the Bank’s products and services were below peer levels and needed to be increased accordingly. As a result, fee income in the quarter increased $598,000 (152.6%) from the same period in 2003. The increase in noninterest income was also partially due to income of $50,000 ($0.01 per share, after tax) due to a reduction in the valuation allowance for mortgage servicing rights. This increase was offset by a decrease of $163,000 (34.0%) in net gain on sales of loans. The decrease in the gain on sale of loans was primarily attributable to the high refinancing activity in 2003. Due to rate levels in early 2004 and to the large amount of loans that refinanced during 2002 and 2003, mortgage activity was negatively impacted. The net gain on sale of loans for 2004 included a $127,000 gain on the sale of the subsidiary bank’s credit card portfolio. The decision to sell the credit card portfolio was made due to the cost related to processing the credit card transactions, loan loss exposure to these unsecured loans and the marginal profitability of carrying and servicing the portfolio. The Company will continue to offer credit card services through an affiliation with a third party. This new arrangement will allow the Company to continue to offer credit card services without the risk and cost associated with the credit card loans while sharing in future revenue.

     Noninterest expenses were $4.1 million, or $546,000 (15.2%) higher than those in 2003. In 2004, compensation and benefits increased $240,000 (12.7%), furniture and equipment increased $146,000 (70.2%) and other expenses increased $185,000 (18.8%). Compensation and benefits and furniture and equipment increased primarily due to the addition of personnel and branches that were added due to the merger with Aviston in the fourth quarter of 2003, Parish Bank in March 2004 and the opening of three new offices.

     Income tax expense was $544,000 or $1.5 million higher than in 2003. The increase in income tax expense was due to an increase in income before income taxes from 2003 to 2004.

     The annualized return on stockholders’ equity was 10.55% and the annualized return on assets was 0.77% for the second quarter of 2004.

Financial Condition at June 30, 2004

     The Company’s total assets were $613.9 million, an increase of $4.7 million (0.8%) from $609.2 million at December 31, 2003. Net loans increased $10.4 million (2.4%) and investment securities increased $24.9 million (28.4%). These increases were partially offset by a decrease in cash and cash equivalents of $33.4 million. Deposits increased by $6.7 million (1.4%) to $501.0 million. Trust preferred securities increased $10.0 million to $20.0 million in 2004. The increase was due to a trust preferred offering completed by the Company in April 2004. The proceeds from the issuance of these securities have been used for stock repurchases and other corporate purposes.

     Stockholders’ equity totaled $43.8 million, reflecting a decrease of $1.8 million (4.0%) compared to December 31, 2003. The decrease was due mainly to common stock repurchases, dividend payments and a decrease in unrealized gains on available-for-sale securities. There were 2,517,816 shares of common stock outstanding at June 30, 2004, compared to 2,606,022 shares at December 31, 2003. Equity per share of common stock decreased by $0.18 to $17.33 at June 30, 2004 from $17.51 at December 31, 2003. The capital ratios of the Company, as well as of Centrue Bank, the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

     Nonperforming loans increased $5.6 million from the end of 2003 to $11.1 million at June 30, 2004. The increase in nonperforming loans was mainly attributable to two large commercial borrowers. One of these borrowers had loans totaling $2.9 million which matured at year end 2003. During the first quarter of 2004, the Company had ongoing negotiations to resolve and extend the maturity but was unable to achieve a satisfactory agreement. During the second quarter of 2004, when negotiations indicated that full collection of principal and interest was questionable, the Company decided to place the loan on nonaccrual status until final resolution. The Company anticipates a resolution in the second half of 2004 and does not anticipate a material loss. The second borrower has a $2.0 million commercial loan that has been on the Company’s watch list, although the borrower continued to make payments as agreed.

This borrower filed bankruptcy and ceased making loan payments during the second quarter of 2004. Primarily as a result of these two loans, each of the Company’s credit quality ratios have declined compared to December 2003.

     Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. The Bank operates eighteen branches in eight counties ranging from northeast Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of more than $613 million and 168 employees on a full time equivalent basis.

# # #

Financial Highlights
Condensed Consolidated Statements of Income
Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Total interest income	$7,273	$6,641	$14,639	$13,974
Total interest expense	2,603	2,979	5,396	6,321

Net interest income	4,670	3,662	9,243	7,653
Provision for loan losses	300	3,683	600	3,749

Net interest income after provision for loan losses	4,370	(21)	8,643	3,904
Noninterest income:
Fee income	990	392	1,881	1,024
Net gain on sale of securities	—	—	89	—
Net gain on sale of branch	—	—	—	478
Net gain (loss) on sale of real estate held for sale	46	6	39	32
Net gain on sale of loans	317	480	423	862
Other	150	238	320	461

Total noninterest income	1,503	1,116	2,752	2,857

Noninterest expense:
Compensation and benefits	2,134	1,894	4,397	3,803
Occupancy, net	325	312	720	651
Furniture and equipment	354	208	689	384
Legal and professional fees	166	204	402	420
Other	1,168	983	2,248	2,012

Total noninterest expense	4,147	3,601	8,456	7,270

Income (loss) before income taxes	1,726	(2,506)	2,939	(509)
Income tax expense (benefit)	544	(1,003)	911	(377)

Net income (loss)	$1,182	$(1,503)	$2,028	$(132)

Other comprehensive income (loss):
Change in unrealized gains on available for sale securities, net of related income taxes	(1,843)	(95)	(1,530)	(264)
Less: reclassification adjustment for gains included in net income net of related income taxes	—		59	—

Other comprehensive income (loss)	(1,843)	(95)	(1,589)	(264)
Comprehensive income (loss)	$(661)	$(1,598)	$439	$(396)

Basic earnings (loss) per share	$0.47	$(0.81)	$0.79	$(0.06)
Diluted earnings (loss) per share	$0.46	$(0.80)	$0.79	$(0.06)
Dividends per share	$—	$.075	$.075	$.15
Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.40%	3.09%	3.36%	3.18%
Return on assets (ratio of net income to average total assets)	0.77%	(1.16)%	0.67%	(0.05)%
Return on equity (ratio of net income to average equity)	10.55%	(18.53)%	8.96%	(0.76)%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	June 30	December 31
	2004	2003
	(dollars in thousands)
Selected Financial Condition Data:
Total assets	$613,922	$609,208
Net loans, including loans held for sale	436,217	425,840
Allowance for loan losses	7,626	7,471
Investment securities — available-for-sale	112,627	87,712
Investment securities — held to maturity	681	892
Deposits	501,036	494,352
Borrowings	43,562	54,396
Trust preferred securities	20,000	10,000
Accumulated other comprehensive income (loss)	(501)	1,088
Stockholders’ equity	43,811	45,643
Shares outstanding	2,527,816	2,606,022
Stockholders’ equity per share	$17.33	$17.51
Selected asset quality ratios:
Allowance for loan losses to total loans	1.72%	2.54%
Non-performing assets to total assets	1.93%	1.00%
Allowance for loan losses to non-performing loans	68.52%	136.34%
Classified assets to total assets	3.27%	4.12%
Allowance for loan losses to classified assets	37.94%	29.76%
Non-performing asset analysis:
Non-accrual loans	$9,129	$3,248
Loans past due 90 days and accruing	2,000	2,232
Real estate owned and repossessed assets	681	319
Troubled debt restructurings	46	281

Total	$11,856	$6,080

Net (recoveries) charge-offs for quarter	$402	$(528)